Exhibit 99.1

Press Release

Comdial Corporation

106 Cattlemen Road

Sarasota, FL 34232

Telephone (800) 419-3800

Facsimile (941) 554-5012

Contact: Ken Clinebell, Chief Financial Officer

(941) 554-5000 ext. 1513

FOR IMMEDIATE RELEASE

Comdial Reports Third Quarter Operating Results

Continued Improvements in Cash Flow from Operations

SARASOTA, FL. – November 17, 2003 – Comdial Corporation (OTC Bulletin Board: CMDZ.OB), a leading provider of IP telephony and unified communications solutions, today reported financial results for the quarter ended September 30, 2003. Net sales for the three months ended September 30, 2003 were $12.5 million compared to $12.5 million for the same period in 2002. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three months ended September 30, 2003 was $1.1 million compared to ($2.3) million for the same period in 2002. Net loss for the three months ended September 30, 2003 was ($0.8) million, compared to ($2.1) million for the same period in 2002. Net loss on a pro forma basis for the three months ended September 30, 2002, which excludes $7.3 million of non-operational gains from restructurings, was ($9.4) million (see “Supplemental Financial Information” section of this press release).

Year to date, Comdial IP system shipments surged 87 percent over 2002. IP systems represent a strong growth opportunity for the Company as analysts are forecasting that IP systems will grow by 33 percent in 2004. Comdial’s currently available mid-range platforms easily upgrade to IP technology as customers needs dictate, making today’s buying decision easier.

“Customers are buying our current product portfolio in anticipation of migrating to our next generation IP technology. This is demonstrated by the strong demand for new systems under our recently introduced upgrade programs enabling our 800 national channel partners to cost-effectively deploy IP technology within our large installed base of customers,” stated Nick Branica, chief executive officer. “We are also very excited about initial feedback regarding early product showings based on our Soundpipe technology that we acquired in June 2003 and that we expect to introduce early next year. The phones for this system operate completely over the LAN or WAN and this technology takes Comdial into a new market segment, which is expected to grow at a rate of 30 percent over the next two years.”

“Comdial’s cash flow from operations has improved significantly during 2003 compared to the previous year,” said Ken Clinebell, chief financial officer. “The entire Comdial team is focused on prudent cost reductions, both in product costs and operating expenses and the company’s performance reflects these efforts.”

Net sales for the nine months ended September 30, 2003 were $37.8 million compared to $37.8 million for the same period in 2002. EBITDA for the nine months ended September 30, 2003 was $2.9 million compared to ($3.7) million for the same period in 2002. Net loss for the nine months ended September 30, 2003 was ($3.1) million compared to net income of $8.0 million for the same period in 2002. Net loss on a pro forma basis for the nine months ended September 30, 2002, which excludes $23.0 million of non-operational gains from restructurings, was ($15.0) million (see “Supplemental Financial Information” section of this press release).

Comdial Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except per share amounts	2003	2002	2003	2002
Net sales	$12,515	$12,480	$37,805	$37,764

Gross profit	$4,822	$3,445	$14,382	$12,419

Operating income (loss)	$63	$(3,230)	$(703)	$(7,723)

Net income (loss)	$(752)	$(2,128)	$(3,143)	$7,955

Preferred stock dividends	—	(125)	—	(284)

Gain on redemption of preferred stock	—	1,000	—	1,000

Net income (loss) applicable to common stock	$(752)	$(1,253)	$(3,143)	$8,671

Earnings (loss) per share applicable to common stock:

Basic	$(0.08)	$(0.73)	$(0.36)	$8.82

Diluted	$(0.08)	$(0.73)	$(0.36)	$7.61

Weighted average common shares outstanding:
Basic	8,917	1,728	8,686	983

Diluted	8,917	1,728	8,686	1,140

Comdial Corporation

Condensed Balance Sheets

In thousands	September 30, 2003	December 31, 2002
Current assets	$16,288	$19,154

Long-term assets	$18,132	$21,466

Total assets	$34,420	$40,620

Current liabilities	$10,059	$13,290
Long-term liabilities	$26,614	$26,991
Stockholders’ equity (deficit)	$(2,253)	$339

Total liabilities and stockholders’ equity (deficit)	$34,420	$40,620

Comdial Corporation

Supplemental Financial Information

Non-GAAP Financial Measures

In thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net income (loss)	$(752)	$(2,128)	$(3,143)	$7,955

Long-lived asset impairment	$—	$—	$365	$—

Gain from restructurings	$—	$(7,311)	$—	$(22,961)

Pro forma net loss	$(752)	$(9,439)	$(2,778)	$(15,006)

Depreciation and amortization	$1,056	$1,283	$3,241	$4,327

Interest expense, cash	$278	$343	$847	$1,037

Interest expense, non-cash (1)	$538	$5,467	$1,608	$5,947

EBITDA (2)	$1,120	$(2,346)	$2,918	$(3,695)

(1)	Represents amortization of deferred financing costs and accretion of discount on bridge notes
(2)	Earnings before interest, taxes, depreciation and amortization

About Comdial

Comdial Corporation, headquartered in Sarasota, Florida, develops and markets sophisticated communications solutions for small to mid-sized offices, government, and other organizations. Comdial offers a broad range of solutions to enhance the productivity of businesses, including voice switching systems, voice over IP (VoIP), voice processing and computer telephony integration solutions. For more information about Comdial and its communications solutions, please visit our web site at www.comdial.com.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Comdial Corporation’s ability to obtain additional funding for its business should such funding become necessary, its ability to maintain market share and to grow in a very competitive market, its ability to develop technologically advanced products to keep pace with many competitors that are much larger and have significantly more resources than Comdial, its ability to integrate the assets acquired from Soundpipe Inc. into its business in a cost-efficient manner and other risks attendant with the acquisition of assets, lower than anticipated demand brought about by continued weakness in the U.S. economy, risk of dilution of the company’s stock from private placement investments completed in 2002 and from the 2003 acquisition of the assets of Soundpipe Inc., dependence on a relatively small number of large customers, ability to maintain necessary engineering, sales, marketing and other key staff members, the risks associated with the outsourcing of its manufacturing requirements, including international risk factors, its ability to achieve its operational goals and to generate positive cash flow, any unfavorable outcome of pending disputes or litigation, including, but not limited to intellectual property infringement claims that arise from time to time and the various other factors set forth from time to time in Comdial’s filings with the SEC, including, but not limited to, Comdial’s Form 10-Q for the three months ended September 30, 2003. Comdial Corporation undertakes no obligation to publicly update or revise the forward-looking statements made in this release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.